Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Synergy Bank Reaches One Billion Milestone in Deposits

Franklin, Tenn., July 24, 2014 – Franklin Synergy Bank, headquartered in Franklin, Tennessee announced today that it has reached $1 billion in deposits – a significant growth milestone in the bank’s seven year history.

Franklin Synergy reached $500 million in deposits in December 2012 after just five years of operation. Just over a year later in February 2014, the bank crossed the $750 million threshold for deposits.

Of the 177 banks headquartered in Tennessee, only 6 had deposits exceeding $1 billion as of March 31, 2014.

“This is great news for our customers and our shareholders,” noted Richard Herrington, Franklin Synergy Bank Chairman and CEO. “It’s an important milestone in our history and we have achieved it in less than seven years. We have prospered by staying focused on our mission of creating a legacy bank in our community and now we are pleased to celebrate this achievement with our customers, shareholders, friends and family.”

Franklin Synergy acquired MidSouth Bank in July 2014, adding five branches in Rutherford County to six Franklin Synergy branches currently operating in Williamson County. The bank is the top deposit market share bank in Franklin and the third largest bank in Williamson County, based on June 2013 FDIC market share data.

Franklin Synergy Bank provides a full range of banking, wealth management and mortgage products and services designed to meet the needs of consumers and businesses. “Our customers appreciate the full range of products and services at Franklin Synergy, matching what the big banks have but adding local decision-making power,” added Herrington.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. The bank’s assets surpassed $750 million in November 2013. Deposits surpassed $750 million in February 2014. In July 2014, Franklin Synergy Bank acquired Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the third largest bank doing business in Williamson County. The bank is the top market share bank in Franklin.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products, market acceptance and the recent merger with MidSouth Bank. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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Franklin Synergy Bank

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